Exhibit 99.1

PRESS RELEASE



            First United Corporation Acquires Gonder Insurance Agency

         OAKLAND, MD -- First United Corporation, headquartered in Oakland, Maryland, announced today that it has completed its acquisition of Gonder
Insurance Agency, an Oakland, Maryland based full line independent insurance agency.

         "The Gonder Agency has a long-standing tradition of providing quality service to its customers," stated William B. Grant, Chairman and CEO of First United. "We are excited about the opportunities that this affiliation presents for First United's customers and shareholders. The Gonder Agency will allow us to enhance the array of quality financial products and services we offer to our customers and serve to increase First United's non-interest income base."

         Mr. Terry R. Helbig, former owner of Gonder Insurance Agency, will assume the role of President and Chief Operating Officer and will continue to be responsible for its day-to-day operations. The Agency will continue to operate under the Gonder name and will be a wholly owned subsidiary of First United Bank & Trust. All employees of the Gonder Agency are expected to continue under the First United ownership.

         First United Corporation (NASDAQ:FUNC) offers full-service banking through its banking subsidiary, First United Bank & Trust. The bank operates a network of 22 offices and 25 ATM's through Garrett, Allegany, Washington, and Frederick Counties in Maryland, and Mineral, Hardy, Hampshire, and Berkeley Counties in West Virginia. As of April 30, 1999, the Corporation posted assets of $667 million.


This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about First United's confidence and strategies, and expectations about the projected continued operations of Gonder Insurance Agency. These statements may be identified by such forward-looking terminology as "expect", "believe", "anticipate", or by expressions of confidence such as "continuing" or "strong" or similar statements or variations of such terms. Such forward- looking statements involve certain risks and uncertainties. These include, but are not limited to, general economic conditions and competition in the geographic and business areas in which First United and its subsidiaries operate, inflation, fluctuations in interest rates, legislation, and governmental regulation. Actual results may differ materially from such forward-looking statements. First United assumes no obligation for updating any such forward-looking statements at any time.



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